VIRGIN AMERICA REPORTS OCTOBER 2015 OPERATIONAL RESULTS

San Francisco - Friday, November 6, 2015 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for October 2015. The airline’s traffic (measured in revenue passenger miles) increased 11.9 percent on capacity (measured in available seat miles) that was 11.5 percent higher from the same month in 2014.

Load factor was 82.3 percent, an increase of 0.3 points from October 2014. The number of onboard passengers increased 19.8 percent from the same month last year.

	October				October Year to Date
	2015	2014	Change		2015	2014	Change
Revenue Passenger Miles (000)	906,628	810,309	11.9%		8,621,448	8,413,077	2.5%
Available Seat Miles (000)	1,101,399	988,118	11.5%		10,434,732	10,184,473	2.5%
Passenger Load Factor	82.3%	82.0%	0.3	pts	82.6%	82.6%	(0.0) pts	pts
Onboard Passengers (000)	628	524	19.8%		5,804	5,412	7.3%

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Media Contact:
Dave Arnold: 917.968.3622 or dave.arnold@virginamerica.com

Investor Contact:
Stephen Shulstein: 650.645.5694 or stephen.shulstein@virginamerica.com

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards years and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past eight consecutive years. For more: www.virginamerica.com